Elevation Series Trust N-14

Exhibit 99.(7)(ii)

Amendment [13] to the Distribution Agreement

This Amendment [13] to the Distribution Agreement is entered into on October __, 2026 (the “Amendment”) by and among each of Elevation Series Trust, a Delaware statutory trust (the “Trust”), on behalf of each of its series listed on Exhibit A hereto (each, a “Fund” and collectively, the “Funds”), and Paralel Distributors LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Distributor and the Trust a previously entered into the Distribution Agreement, dated as of September 27, 2022 (as amended, restated, modified or supplemented from time to time, the “Agreement”) pursuant to which it provides underwriting and other services to the Funds; and

WHEREAS, the Distributor and the Trust wish to amend the amended Exhibit A to the Agreement to reflect the addition of certain new funds (each, a “New Fund”) as well as adjust for new fund names.

NOW THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.	Exhibit A of the Agreement is superseded and replaced with the Exhibit A attached hereto, with the effective date of each New Fund to be as of the date such Fund commences operations with the Trust.

2.	The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ELEVATION SERIES TRUST
A Delaware statutory trust

By:	/s/ Bradley Swenson
Name:	Bradley Swenson
Title:	President

PARALEL DISTRIBUTORS LLC
A Delaware limited liability company

By:	/s/ Jeremy May
Name:	Jeremy May
Title:	Chief Executive Officer

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EXHIBIT A

Funds

Fund Name	Ticker
SRH U.S. Quality GARP ETF	SRHQ
Sovereign’s Capital Flourish Fund	SOVF
SRH REIT Covered Call ETF	SRHR
TrueShares Quarterly Bull Hedge ETF	QBUL
TrueShares Quarterly Bear Hedge ETF	QBER
Polen International Dividend Income ETF	IDVZ
Clough Hedged Equity ETF	CBLS
Clough Select Equity ETF	CBSE
TrueShares Seasonality Laddered Buffered ETF	ONEZ
Clough Short Duration ETF	CBSD
Clough Flexible Income ETF	CBFI
RiverNorth Active Income ETF	CEFZ
TrueShares Patriot Defense Innovation ETF	FLDZ
RiverNorth Market Neutral ETF	RNMN
Polen Dividend Income ETF	DIVZ
TrueShares Technology, AI, & Deep Learning ETF	LRNZ
TrueShares Eagle Global Next Gen Power Infrastructure ETF	PWRZ
TrueShares ConVequity ETF	PVEX
TrueShares Structured Outcome (January) ETF	JANZ
TrueShares Structured Outcome (February) ETF	FEBZ
TrueShares Structured Outcome (March) ETF	MARZ
TrueShares Structured Outcome (April) ETF	APRZ
TrueShares Structured Outcome (May) ETF	MAYZ
TrueShares Structured Outcome (June) ETF	JUNZ
TrueShares Structured Outcome (July) ETF	JULZ
TrueShares Structured Outcome (August) ETF	AUGZ
TrueShares Structured Outcome (September) ETF	SEPZ
TrueShares Structured Outcome (October) ETF	OCTZ
TrueShares Structured Outcome (November) ETF	NOVZ
TrueShares Structured Outcome (December) ETF	DECZ
TrueShares S&P Autocallable Defensive Income ETF	PAYM
TrueShares S&P Autocallable High Income ETF	PAYH
NPF Core Equity ETF	NPFE
TrueShares Equity Hedge ETF	ONEH
CresAlta Global Dividend ETF	CVGD
CresAlta Small and Mid-Cap ETF	CVSM
Clough Global Macro ETF	CMAC
Aligned International Completion ETF	AICF
Vulcan Value Partners ETF	VVPL

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